EXHIBIT 19.1

PPG INDUSTRIES, INC.
Insider Trading Policy

Purpose

This Insider Trading Policy (this “Policy”) provides guidelines with respect to transactions in the securities of PPG Industries, Inc. (“PPG” or the “Company”) and the handling of confidential information about the Company and the companies with which PPG does business. The Company’s Board of Directors has adopted this Policy to promote compliance with federal and state securities laws that prohibit certain persons who are aware of material nonpublic information about a company from:

•trading securities of that company; or

•providing material nonpublic information to other persons who may trade on the basis of that information (also known as “tipping”).

Insider trading is a crime. Violations are pursued vigorously by the U.S. Securities and Exchange Commission (the “SEC”), U.S. Attorneys, state enforcement authorities and foreign jurisdictions. Violations can result in severe penalties, including significant fines and imprisonment. See the Section below captioned “Consequences of Violations.”

Persons Subject to the Policy

This Policy applies to (i) all members of the Company’s Board of Directors, (ii) all officers of the Company, (iii) the employees at or above a specified grade level in the Company as listed on Annex A, (iv) all employees of the Company’s departments listed on Annex A, and (v) the additional employees designated by the Law Department listed on Annex A (collectively, “Subject Persons”). The Law Department may also determine that additional persons should be subject to this Policy for a limited period of time, including contractors or consultants of the Company, who, for example, may have access to material nonpublic information due to their work on a specific project. This Policy also applies to family members and other members of a Subject Person’s household and entities controlled by a Subject Person covered by this Policy, as described below.

Transactions Subject to the Policy

This Policy applies to all transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including the Company’s common stock, any securities that are exercisable for, or convertible or exchangeable into, shares of common stock, and any other type of securities that the Company may issue from time to time, including (but not limited to) preferred stock, notes, convertible debt and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company Securities.

Statement of Policy

It is the policy of the Company that no Subject Person (or any other person designated by this Policy or by the PPG Law Department, as such term is defined below under the heading “Administration of the Policy,” as subject to this Policy) who is aware of material nonpublic information relating to the Company or its subsidiaries may, directly, or indirectly through family members or other persons or entities:

•engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Not Subject to Trading Restrictions” and “Rule 10b5-1 Plans;”
•recommend the purchase or sale of any Company Securities;
•disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or
•assist anyone engaged in the above activities.
In addition, it is the policy of the Company that no Subject Person (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about a company with which PPG does business, including a customer or supplier of PPG, may trade in that company’s securities until the information becomes public or is no longer material.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not exempted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction may lead to an investigation into the propriety of that transaction.

Individual Responsibility

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and not to engage in transactions in Company Securities while in possession of material nonpublic information. Persons subject to this Policy must not engage in illegal trading and must avoid the appearance of improper trading. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the PPG Law Department, or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

Administration of the Policy

The PPG Law Department shall serve as the administrator of this Policy and shall have the sole and final discretionary authority to interpret this Policy and to establish and modify administrative rules under this Policy. All determinations and interpretations by the PPG Law Department shall be final and not subject to further review.

When in doubt about a matter covered by this Policy, or if you have questions, please contact the PPG Law Department before engaging in any transaction involving Company Securities. See “Company Assistance” below.

The Executive Committee shall have the authority to determine the groups of persons who shall be subject to the Policy and to amend this Policy, in whole or in part.

Definition of Material Nonpublic Information

Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

•financial condition and results of operation of the Company, including quarterly and annual results;
•forward-looking information regarding the Company’s financial performance, such as earnings guidance, projections or “outlook” for future financial results;
•changes to previously announced earnings guidance or the decision to suspend earnings guidance;
•pending or proposed mergers, investments, acquisitions, dispositions or tender offers;
•pending or proposed joint ventures or strategic alliances;
•a restructuring of the Company;
•significant related party transactions;
•declaration of a dividend or stock split or a change in dividend policy;
•an offering of any Company Securities;
•the establishment of, or any significant developments or changes regarding, a repurchase program for Company Securities (such as planned repurchases, increases or decreases in the program’s authorization, suspensions and similar changes);
•bank borrowings or other financing transactions outside the ordinary course of business;
•a change in the Company’s pricing or cost structure;
•an award or loss of a major contract or subcontract;

•major business developments, such as the gain or loss of a significant customer or supplier;
•any default under or termination of a material financing arrangement;
•a change in senior management or the board of directors;
•a change in auditors or notification that the auditor's reports may no longer be relied upon;
•write-ups or write-downs of assets or changes in accounting methods;
•development of a significant new product, process, technical innovation or service;
•significant pending or threatened litigation or government inquiries or investigations, or the resolution of such litigation, inquiry or investigation;
•impending bankruptcy or the existence of severe liquidity problems;
•significant actual or potential cybersecurity incidents (e.g., a data breach or any other significant disruption in the Company’s operations, or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure); or
•the imposition of a restriction on trading Company Securities or the extension or termination of such restriction.

References in this list to the Company or otherwise in the context of assessing whether information is material shall mean the Company or its subsidiaries and business units, as the context requires.

When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through a press release, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, a Dow Jones “broad tape,” newswire services or public disclosure documents filed with the SEC that are available on the SEC’s website (such as Form 8-K, Form 10-Q and Form 10-K). By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of persons such as analysts, brokers and institutional investors. In addition, please be aware that disclosure on the Company’s website or social media channels, by itself, may not be considered wide dissemination.

Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after one full trading day has elapsed after the information is released. If, for example, the Company were to make an announcement during or after market closes on a Thursday, you should not trade in Company Securities until Monday. However, if the announcement were made before market opens on Thursday, you would be able to trade in Company Securities on Friday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

Precautions to Prevent Misuse or Unauthorized Disclosure

When a person covered under this policy has exposure to material nonpublic information, that individual should consider taking precautions to prevent misuse or unauthorized disclosure, including:

•maintaining files securely and avoiding storing information on computer systems that can be accessed by other individuals;
•avoiding discussing confidential matters in areas where conversation could be overheard;
•restricting information on a “need to know” basis; and
•refraining from making any statement on the Internet or via social media regarding the Company, as it may be seen as a recommendation to buy or sell Company Securities.

Transactions by Family Members and Others

This Policy applies to the family members who reside with a Subject Person (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in the household of a Subject Person, and any family members who do not live the household of a Subject Person but whose transactions in Company Securities are directed by a Subject Person or are subject to the influence or control of a Subject Person, such as parents or children who consult with a Subject Person before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

Transactions by Entities that You Influence or Control

This Policy applies to any entities that are influenced or controlled by a Subject Person, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

Transactions Not Subject to Trading Restrictions in this Policy

Transactions Under Company Plans. This Policy does not apply in the case of the following transactions, except as specifically noted:

•Stock Option Exercises on or Immediately Prior to the Expiration Date. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements solely with respect to an option exercise on the trading day prior to the expiration date of such option or on the expiration date of such option (an “Expiration Exercise”). To be excepted from this Policy, an Expiration Exercise must be an exercise on a “net exercise” basis pursuant to which a person either (i) delivers outstanding shares of common stock to the Company or (ii) authorizes the Company to withhold from issuance shares of common stock issuable upon exercise of the option, in either case, having a fair market value on the date of exercise equal to the aggregate exercise price. This Policy does apply, however, to all option exercises that are not Expiration Exercises as permitted pursuant to the requirements of this paragraph and to any sale of stock as part of a broker-assisted cashless exercise of an option, regardless of the date of exercise, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

•Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares or units to satisfy tax withholding requirements upon the vesting of any restricted stock or units. The Policy does apply, however, to any market sale of restricted stock or common stock to satisfy tax withholding requirements.

•401(k) Plan, Savings Plan and Deferred Compensation Plan. This Policy does not apply to purchases of Company Securities in any 401(k), savings plan or deferred compensation plan maintained by the Company resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under any such plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against your 401(k) or savings plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; (d) an election to pre‑pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund; and (e) an election to take an in-service withdrawal from the deferred compensation plan if the withdrawal will result in a liquidation of some or all of your Company stock fund balance. It should be noted that sales of Company Securities from a 401(k), savings plan account or deferred compensation plan account and intra-plan transfers of an existing account balance into or out of the Company stock fund are subject to Section 16 and/or Rule 144, and therefore affiliates should ensure that a Form 4 and or a Form 144 is filed when required.

•Employee Stock Purchase Plan. This Policy does not apply to purchases of Company Securities in any employee stock purchase or savings plan maintained by the Company resulting from your periodic contribution of money to the plan pursuant to the election you previously made. This Policy also does not apply to purchases of Company Securities resulting from lump sum contributions to the plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to your election to participate in any such plan for any enrollment period, and to your sales of Company Securities purchased pursuant to the plan.

•Dividend Reinvestment Plan. This Policy does not apply to purchases of Company Securities under any dividend reinvestment plan maintained by the Company resulting from your reinvestment of dividends paid on Company Securities. This Policy does apply, however, to voluntary purchases of Company Securities resulting from additional contributions you choose to make to any such dividend reinvestment plan, and to your election to participate in the plan or increase your level of participation in the plan. This Policy also applies to your sale of any Company Securities purchased pursuant to the plan.

Other Similar Transactions. Certain other purchases of Company Securities from the Company or sales of Company Securities to the Company may not subject to this Policy. When in doubt about whether a transaction is subject to this Policy, or if you have questions, please contact the PPG Law Department before engaging in any transaction involving Company Securities. See “Company Assistance” below.

Transactions Not Involving a Purchase or Sale. Bona fide gifts of securities (including transfers of Company securities made to trusts for estate planning purposes) are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company Securities while the person making the gift is aware of material nonpublic information, provided that Restricted Persons (as defined below) must still pre-clear any such transaction in the manner described below under the heading “Additional Procedures—Pre-clearance Procedures” and report any such transaction in the manner described below under the heading “Additional Procedures—Post-Transaction Notice.”

Transactions in Mutual Funds. Transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.

Special and Prohibited Transactions

The Company has determined that there is a heightened legal risk and the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, it is the Company’s policy that Subject Persons may not engage in any of the following transactions or should otherwise consider the restrictions described below:

•Short-Term Trading. Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. In addition, Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prohibits directors and executive officers from engaging in “opposite-way” transactions within a six-month period. For these reasons, directors and executive officers of the Company may not sell any Company Securities of the same class during the six months following the purchase of Company Securities (or vice versa).

•Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits executive officers and directors from engaging in short sales.

•Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or employee is trading based on material nonpublic information and focus such director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy.

•Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forward contracts, equity swaps, collars and exchange funds or other transactions which hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company Securities. Such hedging transactions may permit a director, officer or employee to continue to own Company Securities directly or indirectly, including those obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, Subject Persons are prohibited from engaging in any such transactions.

•Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, Subject Persons are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan.

•Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order must be limited to a very brief period of time (i.e., one or two days) and should otherwise comply with the restrictions and procedures outlined below under the heading “Additional Procedures.”

Additional Procedures

The Company has established additional procedures to assist in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.

•Pre-Clearance Procedures. The persons set forth in Annex B and any other persons designated by the PPG Law Department from time to time as being subject to these procedures, as well as the Family Members and Controlled Entities of such persons (all of the foregoing are referred to as “Restricted Persons”), may not engage in any transaction (including gifts and 401(k), savings plan or deferred compensation plan transactions) in

Company Securities without first obtaining pre-clearance from the PPG Law Department. Restricted Persons are more likely to have access to material non-public information because of their positions or affiliations with the Company and, as a result, their trades in Company Securities are more likely to be subject to greater scrutiny. Any request for pre-clearance submitted to the PPG Law Department (Anne Foulkes (412-434-2471), Joe Gette (412-434-1802) or Greg Gordon (412-434-2194) or by e-mail at foulkes@ppg.com, jgette@ppg.com or gordon@ppg.com) must be submitted at least two business days before the proposed transaction and shall comply with any other procedures established by the PPG Law Department. The PPG Law Department is under no obligation to approve a transaction submitted for pre-clearance and will have sole discretion to determine whether to permit the transaction. In evaluating each proposed transaction, the PPG Law Department may consult as necessary with senior management and outside counsel.

If a Restricted Person seeks pre-clearance and the request is denied, then he or she should refrain from engaging in any transaction in Company Securities and should not inform any other person of the restriction. Moreover, pre-clearance does not, in any circumstance, relieve anyone of their legal obligation to refrain from trading while in possession of material nonpublic information. In other words, even if pre-clearance is received, if the requesting person becomes aware of material nonpublic information or becomes subject to a blackout period or event-specific trading restriction (as discussed below), the transaction may not be completed. Pre-clearance of a transaction by the PPG Law Department is valid only for the two trading days immediately following receipt by the Restricted Person of such pre-clearance.

When a request for pre-clearance is made, the requesting person should carefully consider whether he or she may be aware of any material nonpublic information about the Company and should provide a detailed description of those circumstances to the PPG Law Department.

•Preparation and Filing of Form 144 Prior to the Sale of Company Securities. Executive officers and directors of the Company may be deemed “control persons” under the Securities Act of 1933, as amended (the “Securities Act”), which makes them subject to Rule 144 under the Securities Act. That means executive officers and directors are required to file a Form 144 with the SEC any time they intend to sell Company Securities in the market. The PPG Law Department or the broker effecting the transaction will prepare and file the Form 144 for executive officers and directors. The Form 144 is a notice of a proposed sale of securities. It must be filed with the SEC on or prior to the date that an order is placed with a broker to sell shares. Therefore, any time an executive officer or director intends to sell Company Securities (including a sale which occurs pursuant to a cashless stock option exercise), they should advise the PPG Law Department in sufficient time to allow the preparation of a Form 144 for signature. In order to prepare the Form 144, the preparer will need to know the name and address of the broker through which the shares will be sold, the number of shares intended to be sold, the source and date of acquisition of the shares being sold and, if applicable, the date and nature of payment for the shares to be sold.

•Post-Transaction Notice. The Restricted Persons who have a reporting obligation under Section 16 of the Exchange Act shall also notify the PPG Law Department of the occurrence of any purchase, sale, gift or other acquisition or disposition of Company Securities immediately following the transaction, but in any event within one business day after the transaction. Additionally, the Restricted Persons who have a reporting obligation under Section 16 of the Exchange Act shall immediately report any changes in their beneficial ownership of Company Securities to the PPG Law Department so that any required reports can be timely prepared and filed. Such notification may be oral or in writing (including by e-mail) and should include the identity of the Restricted Persons, the type of transaction, the date of the transaction, the number of shares involved and the purchase or sale price (if applicable).

For both the “Pre-Clearance Procedures” section above and this “Post-Transaction Notice” section, a purchase, sale or other acquisition or disposition shall be deemed to occur at the time the person or entity becomes irrevocably committed to it (for example, in the case of an open market purchase or sale, this occurs when the trade is executed, not when it settles).

•Quarterly Blackout Period Restrictions. Because trades in Company Securities by Subject Persons are more likely to be subject to greater scrutiny, as mentioned above, Subject Persons may not engage in any transactions involving the Company Securities (other than as specified by this Policy), during a “Blackout Period” beginning on the first business day of the third month of any calendar quarter and continuing until one full trading day has elapsed after the public release of the Company’s earnings results for that quarter. For example, financial results for the first quarter would typically be released to the public on the date of the April Board Meeting. Under this Policy, Restricted Persons may not trade in Company Securities beginning March 1 (the first business day of the third month of the calendar quarter) and continuing until one full trading day has elapsed after quarterly earnings are released. Any day on which the New York Stock Exchange is open counts as a trading day for this purpose.

Please note that Blackout Periods are compliance requirements of the Company and do not create or constitute a legal right to trade when they are not in effect. Accordingly, and for the avoidance of doubt, even when a Blackout Period is not in effect, if you are in possession of material non-public information, you may not trade Company Securities.

•Event-Specific Trading Restrictions. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the PPG Law Department may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the PPG Law Department, designated persons should refrain from trading Company Securities even earlier than the typical Blackout Period described above. In that situation, the PPG Law Department may notify these persons that they should not trade Company Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole and should not be communicated to any other person. Exceptions to this Policy will not be granted while an event-specific trading restriction is in effect.

•Regulation FD. The SEC’s Regulation FD (for “fair disclosure”) prohibits the selective disclosure of material non-public information about the Company to securities analysts and investors in Company Securities. On the one hand, analysts serve a valuable function in keeping the market informed. On the other hand, officers may not selectively disclose to analysts material information concerning the Company which has not generally been made known to the investing public. To help ensure compliance in this area, it is the policy of the Company that officers (other than the Chairman, the Chief Executive Officer and the Chief Financial Officer) will not discuss the Company’s business or financial matters with any securities analysts or investors in Company Securities, unless the discussion is coordinated through the Company’s Investor Relations Department.

•Exceptions. Blackout Period and event-specific trading restrictions do not apply to any transactions to which this Policy does not apply, as described above under the heading “Transactions Not Subject to Trading Restrictions.” In addition, the pre-clearance requirements, Blackout Period and event-specific trading restrictions of this Policy do not apply to transactions under Rule 10b5-1 Plans.

Rule 10b5-1 Plans

Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) provides a defense from insider trading liability. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in Rule 10b5-1 (a “Rule 10b5-1 Plan”) and such person must act in good faith with respect to the operation of any such Rule 10b5-1 Plan. If the Rule 10b5-1 Plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-1 Plan must meet the requirements of Rule 10b5-1. A Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information or otherwise at a time when trading is restricted under this Policy. Once the Rule 10b5-1 Plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The Rule 10b5-1 Plan must be written and (i) either specify the amount, pricing and timing of transactions in advance or (ii) delegate discretion on these matters to an independent third party.
A Rule 10b5-1 Plan must comply with and be operated in accordance with the conditions of Rule 10b5-1, including the following:
•trades under the Rule 10b5-1 Plan may not commence until expiration of the “cooling-off period” set forth in Rule 10b5-1;
•the Rule 10b5-1 Plan must include representations that (i) the person is not aware of material non-public information about the Company or its securities; and (ii) the person is adopting, or in certain cases, amending, the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5;

•no person may have more than one Rule 10b5-1 Plan outstanding at any given time, unless otherwise permitted by the limited exceptions of Rule 10b5-1 (such as plans relating to “sell to cover” arrangements intended to satisfy tax withholding obligations upon the vesting of equity awards); and
•no person may have more than one single-trade Rule 10b5-1 Plan (a plan designed to effect the open-market purchase or sale of the total amount of securities covered by the plan in a single transaction) within any consecutive 12-month period, unless otherwise permitted by the limited exceptions of Rule 10b5-1.

Restricted Persons must have any new or amended Rule 10b5-1 Plan or any decision to terminate a Rule 10b5-1 Plan pre-approved by the PPG Law Department in accordance with the “Additional Procedures— Pre-Clearance Procedures” requirements set forth above. In addition, directors and officers must comply with the Company’s “Rule 10b5-1 Trading Plan Guidelines for Officers and Directors,” which may be obtained from the PPG Law Department. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan is required; provided, however, that any Restricted Persons who have a reporting obligation under Section 16 of the Exchange Act and sell Company securities through a Rule 10b5-1 Plan must comply with the “Additional Procedures—Post-Transaction Notice” requirements set forth above.

Restricted Persons must promptly report to the PPG Law Department the adoption, amendment or termination of any other trading plan entered into by them at a time they asserted they were not aware of any material non-public information about the Company or the Company Securities.

Directors and executive officers of the Company must also report the adoption, amendment or termination of any pre-set trading plan that is not a Rule 10b5-1 Plan but was entered into at a time they asserted they were not aware of material non-public information about the Company or its securities.

Applicability of Policy to Former Insiders

This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material. The pre-clearance procedures applicable to such individual specified under the heading “Additional Procedures” above, however, will cease to apply to transactions in Company Securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions in force at the time of such individual’s termination of service. Please be aware that executive officers and directors of the Company may have continuing obligations under Section 16 and Rule 144 after their termination of service to the Company.

Consequences of Violations

Insider trading is a crime. Violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities and foreign jurisdictions. Punishment for insider trading violations is severe and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” within the organization if they fail to take reasonable steps to prevent insider trading by company personnel.

Under federal securities laws, individuals found liable for insider trading could, among other things, face (i) up to 20 years in jail, (ii) a criminal fine of up to $5 million, and (iii) civil penalties of up to three times the profit gained or loss avoided.

In addition, for failing to take steps to prevent insider trading, the Company (and/or its executive officers and directors) could face (i) a criminal penalty of up to $25 million and (ii) civil penalties of the greater of $1 million or three times the profit gained or loss avoided as a result of an employee’s violation. Individual states also may impose their own penalties.

Furthermore, an individual’s failure to comply with this Policy may subject the individual to Company imposed sanctions, including dismissal for cause, whether or not the employee's failure to comply results in a violation of law. Any sanctions imposed upon or liabilities incurred by an employee for insider trading will be the sole responsibility of the employee. The Company will not cover or indemnify the employee for these costs. Neither the Company nor any of its directors, officers or employees will be liable for the legal or financial consequences of any approval or pre-clearance, refusal to approve or pre-clear or delay in reviewing any requests for approval or pre-clearance of any transaction, Rule 10b5-1 Plan or other request under this Policy. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

Company Assistance

If you have any questions about this Policy or its application to any proposed transaction, please contact the PPG Law Department (Anne Foulkes (412-434-2471), Joe Gette (412-434-1802) or Greg Gordon (412-434-2194) or by e-mail at foulkes@ppg.com, jgette@ppg.com or gordon@ppg.com), for additional guidance.
Certification

PPG officers and directors and those other persons designated by the PPG Law Department must sign, date and return the Certification attached as Exhibit A (or any other certification the PPG Law Department deems appropriate) stating that you have received, read, understand and agree to comply with this Policy. The Company may require such persons to sign this Certification on an annual basis, including in electronic format. Please note that you are bound by the Policy whether or not you sign the Certification.
*    *    *
This Policy supersedes any previous policy of the Company concerning securities trading. In the event of any conflict or inconsistency between this Policy and other materials previously distributed by the Company, this Policy shall govern.

Adopted: December 14, 2023
Effective: April 1, 2024
Last Updated: December 14, 2023

EXHIBIT A
CERTIFICATION

I hereby certify that:

1.I have read and understand the PPG Industries, Inc. Insider Trading Policy.

2.I understand that the PPG Law Department is available to answer any questions I have regarding the Insider Trading Policy.

3.Since April 1, 2024, or such shorter period of time that I have been an employee or director of the Company, I have complied with the Insider Trading Policy.

4.I will continue to comply with the PPG Industries, Inc. Insider Trading Policy for as long as I am subject to the Policy.

Print name:

Signature:

Date:

ANNEX A
SUBJECT PERSONS

Employees

See attached list of employees

Certain Employees of the Following Departments:
Law Department
Corporate Controllership
Financial Planning and Analysis
Corporate Development
Consolidations within Corporate Accounting
Treasury

Other Persons Designated by the Law Department:

ANNEX B
RESTRICTED PERSONS

All Directors of PPG Industries, Inc.
All officers of PPG Industries, Inc.
All members of the Operating Committee

Other Restricted Persons designated by the Law Department: